EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

ADDERALL XR® - Shire Files Legal Suit against Barr
Laboratories and Impax Laboratories for Infringement of
U.S. Patent No. 6,913,768

Basingstoke, UK and Philadelphia, US – October 20, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that its subsidiary Shire Laboratories Inc. has filed a lawsuit in the U.S. District Court of the Southern District of New York against Barr Laboratories, Inc. (“Barr”) and Impax Laboratories, Inc. (“Impax”) for infringement of Shire Laboratories U.S. Patent No. 6,913,768 (“‘768 Patent”).

The lawsuit results from ANDAs (Abbreviated New Drug Applications) filed by Barr and Impax seeking FDA approval to market and sell generic versions of Shire’s 5 mg, 10 mg, 15 mg, 20 mg, 25 mg and 30 mg ADDERALL XR® products. The ‘768 patent issued to Shire on July 5, 2005.

The present case should not affect the existing litigation in the Southern District of New York between Shire and Barr involving U.S. Patents Nos. 6,322,819 (‘819) and 6,605,300 (‘300), which is scheduled to go to trial in January 2006. Likewise, the new case against Impax should not affect the ongoing litigation between Shire and Impax in the District Court of Delaware, also involving the ‘819 and ‘300 patents, which is scheduled to go to trial on February 23, 2006.

ADDERALL XR® is Shire’s leading Attention Deficit Hyperactivity Disorder (“ADHD”) medicine.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252

Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

Registered in England 2883758 Registered Office as above

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetic therapies. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise, patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including, but not limited to, the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to benefit from its acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.